Exhibit 16.1

April 28, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:           Lexon Technologies, Inc.
Commission File No. 0-24721

Dear Sirs/Madams:

This letter is delivered by Kim & Lee Corporation in connection with the filing by Lexon Technologies, Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K dated April 28, 2009.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein.

Yours truly,

/s/ Kim & Lee Corporation
Kim & Lee Corporation